Exhibit 99.1

News Release

First Midwest Bancorp, Inc.	First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens EVP, Chief Financial Officer (630) 875-7347
TRADED:	NASDAQ Global Select Market		www.firstmidwest.com

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC.

ANNOUNCES THIRD QUARTER 2007 EPS OF $0.55 PER SHARE

PORTFOLIO POSITIONING AND TAX BENEFIT RECOGNITION

IMPACT PERFORMANCE

Third Quarter Synopsis:

ITASCA, IL, OCTOBER 24, 2007 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for third quarter 2007. First Midwest Chairman and Chief Executive Officer, John M. O’Meara, reported, “Third quarter earnings of $0.55 per fully diluted share were reported by the Company compared to second quarter 2007 earnings of $0.59 and third quarter 2006 earnings of $0.62. Responding to the capital markets turmoil, the Company sold securities amounting to $200 million during September at a pre-tax loss of $5.2 million. Partially offsetting this transaction was the recognition of tax benefits associated with state income tax loss carryforwards of $2.2 million. The net effect of these two items reduced after-tax income by $0.04 per share. Return on average equity amounted to 14.6% compared to second quarter 2007 and third quarter 2006 of 15.5% and 17.1%, respectively. Return on average assets was 1.35% compared with 1.44% for both second quarter 2007 and third quarter 2006.”

O’Meara further commented, “Underlying operating performance for the quarter improved from second quarter 2007. Loan portfolio growth improved from second quarter 2007. Net interest margin improved slightly to 3.63%. Asset quality as measured by charge-offs was stronger than any quarter since the second quarter of 2005 at 0.12%. And, the efficiency ratio of 51.9% was an improvement from second quarter 2007.”

Balance Sheet Discussion:

The turmoil in the capital markets resulted in premiums being charged in some sectors for access to funding. Responding to this condition, the Company sold certain readily marketable fixed income securities guaranteed by Fannie Mae and Freddie Mac totaling approximately $200 million and used the proceeds to reduce the Company’s overnight and other short dated borrowings. The Company recorded a $5.2 million pre-tax loss. These funds may be redeployed into more traditional bank investments in the fourth quarter and beyond as market conditions normalize.

Loans outstanding for third quarter 2007 were up $22 million from June 30, 2007 compared to a decline of $84 million in the second quarter from March 31, 2007. Second quarter prepayment trends were diminished in the third quarter at the same time that growth in real estate commercial and construction portfolios improved. Sales activity was rigorous. Across the Company’s commercial middle market, small business, and trust sales platforms over 1,600 new customer relationships were added through the first three quarters of 2007.

Third quarter 2007 average transaction deposit balances increased $58 million from second quarter 2007 due primarily to growth in savings and money market accounts and a seasonal increase in tax deposits. The Company has adjusted the rates it pays on its customer deposits in response to the September cut by the Federal Reserve, while taking into account competition for deposits within the market. In the wholesale funding book, the Company extended FHLB borrowings and issued new term certificates of deposit to further mitigate the necessity to access overnight markets.

Asset Quality Performance:

Loan charge-offs for third quarter 2007 were 0.12% of average loans, which is the lowest level for more than 8 quarters. Consumer loan charge-offs accounted for approximately 0.03% and commercial and real estate loan charge-offs accounted for the balance. Nonperforming assets, including ninety day past due loans, aggregated $38.2 million or 0.77% of loans plus foreclosed real estate, down slightly from 0.78% for second quarter 2007. Loan valuation reserves, as a percentage of total loans, stood at 1.25%, equal to year-end 2006. Review of this reserve has been and will continue to be ongoing. The risk in single-family residential markets is also being carefully monitored.

Margin Performance:

Net interest margin for third quarter 2007 stood at 3.63%, compared with 3.61% for second quarter 2007 and 3.53% for first quarter 2007. The fifty basis point cut in the federal funds rate announced by the Federal Reserve on September 19th came as something of a surprise to sectors of the market. The anticipated future track of this rate is important in terms of changes to consumer savings, transaction and certificate rates. Even lock-stepped movements in rates paid may result in margin compaction due to timing differences. Conversely, credit spreads are being recognized in certain borrowing and securities sectors, which may partially offset this trend.

Efficiency Performance:

The efficiency ratio for third quarter 2007 was 51.9%, compared with 52.1% and 52.2% for the second and first quarters of 2007, respectively. While the Company will maintain its focus on controlling expenses, it intends to expand its revenues from trust services, investment sales, and debit and credit card sales.

Capital Analysis and Projection:

First Midwest’s capital position continues to exceed all of the regulatory minimum levels to be considered a “well capitalized institution” by the Federal Reserve System. As of September 30, 2007, First Midwest’s Total Risk Based Capital ratio was 12.2%, compared to 12.5% as of June 30, 2007. Its Tier 1 Risk Based Capital ratio was 9.6%, compared to 9.9% as of June 30, 2007. First Midwest’s tangible capital ratio, which represents the ratio of stockholders’ equity to total assets excluding intangible assets, stood at 5.8%, unchanged from June 30, 2007. Excluding other comprehensive losses, the tangible capital ratio stood at 6.3%, at both September 30, 2007 and June 30, 2007.

During third quarter 2007, 792,284 shares were repurchased in accordance with the Company’s ongoing share repurchase program. Dividends at the rate of $0.295 per share were declared as well. The Company intends for dividend payouts and share repurchases to continue to be features in the Company’s capital management plan going forward.

Tax Discussion:

In August, the State of Illinois enacted new legislation that will affect the taxation of banks operating in the state. The legislative provisions have various effective dates, the earliest beginning January 1, 2008. As a result of this legislation, the Company has adjusted its valuation allowance related to Illinois net operating losses. The adjustment resulted in a $1.4 million after-tax benefit to net income in third quarter 2007.

Outlook for Fourth Quarter 2007 and Beyond:

O’Meara commented, “Earnings per share for fourth quarter 2007 should track the operating trends demonstrated in third quarter 2007. Net interest margin should approximate 3.60%, loan growth appears to have new momentum, asset quality is solid, and efficiency is tracking lower. The results will be influenced by, among other factors, the timing and amplitude of federal funds rate movements on the one hand and generation of loans on the other hand. Also influencing this near term performance should be the timing of the redeployment of the securities which were sold in late September.

“All of these trends are expected to have their impact on 2008 performance. We anticipate that a vigorous competitive marketplace with both new and old competitors will influence the outcome. A flexible balance sheet should allow for smooth relevering in more advantageous markets. Asset quality remains a strong boost as we are able to focus most of our attention on sales activities. Finally, our operating efficiency should allow us to bring this activity profitably to the bottom line.”

About First Midwest:

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 103 offices located in 63 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, October 24th, at 10:00 am (ET). Members of the public who would like to listen to the conference call should dial 1-800-510-0219 (U.S. domestic) or 1-617-614-3451 (international) and enter passcode number 67614770. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s web site, www.firstmidwest.com/about investoroverview.asp. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 11968276, beginning approximately one hour after the event through 11:59 pm (ET) on October 31, 2007. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 24, 2007

Operating Highlights

Unaudited	Quarters Ended			Nine Months Ended
(Amounts in thousands except per share data)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Net income	$27,237	$29,311	$31,215	$85,577	$85,718
Diluted earnings per share	$0.55	$0.59	$0.62	$1.71	$1.74
Return on average equity	14.57%	15.47%	17.09%	15.18%	17.05%
Return on average assets	1.35%	1.44%	1.44%	1.40%	1.40%
Net interest margin	3.63%	3.61%	3.69%	3.59%	3.71%
Efficiency ratio	51.87%	52.13%	49.06%	52.06%	50.86%

Balance Sheet Highlights

Unaudited	Period Ending Balances As Of
(Amounts in thousands except per share data)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006
Total assets	$7,884,345	$8,055,358	$8,596,864
Total loans	4,931,472	4,909,858	5,069,554
Total deposits	5,834,175	5,814,744	6,229,390
Stockholders’ equity	727,928	741,060	745,869
Book value per share	$14.94	$14.97	$14.92
Period end shares outstanding	48,735	49,494	50,001

Stock Performance Data

Unaudited	Quarters Ended
	Sept. 30, 2007		June 30, 2007		Sept. 30, 2006
Market Price:
Quarter End	$34.16		$35.51		$37.89
High	$36.62		$38.17		$38.89
Low	$31.87		$34.82		$34.42
Quarter end price to book value	2.3	x	2.4	x	2.5	x
Quarter end price to consensus estimated 2007 earnings	14.5	x	14.9	x	N/A
Dividends declared per share	$0.295		$0.295		$0.275

First Midwest Bancorp, Inc.	Press Release Dated October 24, 2007

Condensed Consolidated Statements of Condition

Unaudited (1)	September 30,
(Amounts in thousands)	2007	2006
Assets
Cash and due from banks	$182,495	$182,484
Funds sold and other short-term investments	4,842	9,516
Trading account securities	17,431	14,069
Securities available for sale	1,924,357	2,561,962
Securities held to maturity, at amortized cost	92,913	98,745
Loans	4,931,472	5,069,554
Reserve for loan losses	(61,412)	(62,370)

Net loans	4,870,060	5,007,184

Premises, furniture, and equipment	126,322	122,662
Investment in corporate owned life insurance	201,418	194,632
Goodwill and other intangible assets	289,341	293,839
Accrued interest receivable and other assets	175,166	111,771

Total assets	$7,884,345	$8,596,864

Liabilities and Stockholders’ Equity
Deposits	$5,834,175	$6,229,390
Borrowed funds	998,502	1,295,316
Subordinated debt	227,948	228,747
Accrued interest payable and other liabilities	95,792	97,542

Total liabilities	7,156,417	7,850,995

Common stock	613	613
Additional paid-in capital	206,951	203,860
Retained earnings	865,435	807,039
Accumulated other comprehensive (loss)	(36,385)	(1,674)
Treasury stock, at cost	(308,686)	(263,969)

Total stockholders’ equity	727,928	745,869

Total liabilities and stockholders’ equity	$7,884,345	$8,596,864

(1)	While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with U.S. generally accepted accounting principles and, as of September 30, 2006, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest’s independent registered public accounting firm, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended September 30, 2007.

First Midwest Bancorp, Inc.	Press Release Dated October 24, 2007

Condensed Consolidated Statements of Income

Unaudited (1)	Quarters Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands except per share data)	2007	2006	2007	2006
Interest Income
Loans	$93,020	$93,929	$277,372	$258,756
Securities	26,885	32,374	84,354	91,833
Other	185	134	624	423

Total interest income	120,090	126,437	362,350	351,012

Interest Expense
Deposits	41,949	40,335	125,669	105,349
Borrowed funds	13,680	16,799	43,392	46,869
Subordinated debt	3,764	3,630	11,258	9,698

Total interest expense	59,393	60,764	180,319	161,916

Net interest income	60,697	65,673	182,031	189,096
Provision for loan losses	470	2,715	5,191	6,364

Net interest income after provision for loan losses	60,227	62,958	176,840	182,732

Noninterest Income
Service charges on deposit accounts	11,959	10,971	33,029	29,442
Trust and investment management fees	3,934	3,736	11,640	10,603
Other service charges, commissions, and fees	5,601	5,471	16,859	14,773
Card-based fees	4,054	3,734	11,946	10,065

Subtotal, fee-based revenues	25,548	23,912	73,474	64,883

Corporate owned life insurance income	2,023	2,206	5,916	5,650
Security (losses) gains, net	(5,165)	509	(760)	898
Other	989	364	4,088	2,199

Total noninterest income	23,395	26,991	82,718	73,630

Noninterest Expense
Salaries and employee benefits	27,354	27,023	83,912	79,694
Net occupancy expense	5,686	5,482	16,574	15,146
Equipment expense	2,580	2,651	7,796	7,487
Technology and related costs	1,767	1,770	5,324	5,052
Other	12,594	12,192	35,267	37,441

Total noninterest expense	49,981	49,118	148,873	144,820

Income before taxes	33,641	40,831	110,685	111,542
Income tax expense	6,404	9,616	25,108	25,824

Net Income	$27,237	$31,215	$85,577	$85,718

Diluted Earnings Per Share	$0.55	$0.62	$1.71	$1.74

Dividends Declared Per Share	$0.295	$0.275	$0.885	$0.825

Weighted Average Diluted Shares Outstanding	49,447	50,315	49,915	49,158

(1)	While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with U.S. generally accepted accounting principles and, for the quarter ended September 30, 2006, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest’s independent registered public accounting firm, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended September 30, 2007.

First Midwest Bancorp, Inc.	Press Release Dated October 24, 2007

Selected Quarterly Data

Unaudited	Year to Date		Quarters Ended
(Amounts in thousands except per share data)	9/30/07	9/30/06	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Net interest income	$182,031	$189,096	$60,697	$60,964	$60,370	$62,763	$65,673
Provision for loan losses	5,191	6,364	470	1,761	2,960	3,865	2,715
Noninterest income	82,718	73,630	23,395	30,623	28,700	29,653	26,991
Noninterest expense	148,873	144,820	49,981	50,737	48,155	47,795	49,118
Net income	85,577	85,718	27,237	29,311	29,029	31,528	31,215
Diluted earnings per share	$1.71	$1.74	$0.55	$0.59	$0.58	$0.63	$0.62
Return on average equity	15.18%	17.05%	14.57%	15.47%	15.48%	16.40%	17.09%
Return on average assets	1.40%	1.40%	1.35%	1.44%	1.42%	1.47%	1.44%
Net interest margin	3.59%	3.71%	3.63%	3.61%	3.53%	3.57%	3.69%
Efficiency ratio	52.06%	50.86%	51.87%	52.13%	52.19%	49.56%	49.06%

Period end shares outstanding	48,735	50,001	48,735	49,494	49,747	50,025	50,001
Book value per share	$14.94	$14.92	$14.94	$14.97	$15.16	$15.01	$14.92
Dividends declared per share	$0.885	$0.825	$0.295	$0.295	$0.295	$0.295	$0.275

Asset Quality

Unaudited	Year to Date		Quarters Ended
(Amounts in thousands)	9/30/07	9/30/06	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Nonaccrual loans	$12,771	$17,459	$12,771	$14,927	$17,582	$16,209	$17,459
Foreclosed real estate	4,032	4,088	4,032	3,683	3,195	2,727	4,088
Loans past due 90 days and still accruing	21,421	11,296	21,421	19,633	15,603	12,810	11,296

Nonperforming loans to loans	0.26%	0.34%	0.26%	0.30%	0.35%	0.32%	0.34%
Nonperforming assets to loans plus foreclosed real estate	0.34%	0.42%	0.34%	0.38%	0.42%	0.38%	0.42%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	0.77%	0.65%	0.77%	0.78%	0.73%	0.63%	0.65%
Reserve for loan losses to loans	1.25%	1.23%	1.25%	1.27%	1.25%	1.25%	1.23%
Reserve for loan losses to nonperforming loans	481%	357%	481%	418%	355%	385%	357%

Provision for loan losses	$5,191	$6,364	$470	$1,761	$2,960	$3,865	$2,715
Net loan charge-offs	6,149	6,322	1,449	1,770	2,930	3,865	2,704

Net loan charge-offs to average loans	0.17%	0.18%	0.12%	0.14%	0.24%	0.30%	0.21%